UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BOXLIGHT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TO OUR SHAREHOLDERS:

Following rapid industry growth in 2021 and 2022, largely driven by government spending around the pandemic, the marketplace has been navigating a prolonged correction, retreating back to, and in some markets below, pre-pandemic levels. Boxlight’s financial results mirror this broader trend, with 2024 full-year revenues decreasing 23% compared to 2023. In addition, Boxlight’s net loss for 2024 was $28.3 million, compared to $39.2 million for the prior year. However, we maintained positive Adjusted EBITDA, a non-GAAP financial measure, for the year, despite the revenue decrease, due to our improved operating efficiency.

Encouragingly, our primary smart flat screen market is moving from a period of initial deployment to one of technology refresh. Technology continues to play an increasingly important role in modern classrooms, and modern applications require more current technologies. This dynamic benefits Boxlight. With the broadest portfolio in the industry, a significant installed customer base, and a global presence, we believe we are well-positioned to meet the evolving needs of our customers with upgrades, technology refreshes, and, when appropriate, new installations.

Simultaneously, our initiatives to expand our offerings into ancillary spaces, like school safety, have been well-received by customers, and we believe these initiatives bolster our ability to navigate the challenging market conditions and our competitive position relative to our peers. School safety remains of paramount importance to education administrators, and this trend is growing. We offer integrated and powerful solutions that facilitate safer facilities and enable broad communication capabilities.

We remain optimistic that, as the industry adjusts and ultimately improves, we will see modest growth beginning in the second half of 2025.

Our hard work over the past year to try to position Boxlight as the most efficient operator in the industry has resulted in reduced net loss and sustained Adjusted EBITDA profitability despite the revenue headwinds. Boxlight delivered positive Adjusted EBITDA of $4.3 million for the year, down from the $12.6 million for the prior year, but this represents an encouraging achievement considering the nearly $41 million decrease in revenue. We have streamlined all facets of our operations and synergized our product lines, resulting in substantial cost savings, which have enabled us to maintain profitability as measured by Adjusted EBITDA. Continued adjustments to our operating structure to drive consistent profitability and industry leading efficiency is now a core part of our culture.

We continue to expand and enhance our product portfolio to meet the needs of our customers, having recently launched the Clevertouch Impact Max 2 interactive flat panel, while also forming partnerships with leading third party emergency management platforms for integrated school safety solutions.

These efforts, and our progress, are just the beginning. Much work remains. However, we believe we are well positioned for both current opportunities and future growth for the organization.

At December 31, 2024, our balance sheet position included $8.0 million in cash and cash equivalents, $43.3 million in inventory and $1.3 million in working capital. We continue to work toward long-term solutions to address our debt and enhance our balance sheet.

This has indeed been a challenging period for the entire industry, and Boxlight is not immune. We appreciate the patience and loyalty of our shareholders, and continue to believe that better days are in the future, and that Boxlight is well-positioned to deliver consistent profitability in current conditions, and meaningful improvements as market conditions improve.

Sincerely,

Dale Strang

Chief Executive Officer

Duluth, Georgia

June 17, 2025

Safe Harbor Statement Regarding Forward-Looking Statements

This letter and the accompanying Proxy Statement include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future plans and profitability and environmental, social and governance plans and goals. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking information is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this letter and the accompanying Proxy Statement. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “objective,” “seek,” “will,” “expect,” “intend,” “estimate,” “target,” “aim,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the risk factors listed in our most recent Annual Report on Form 10-K, and subsequent periodic reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information or otherwise.

In addition to providing results that are determined in accordance with the generally accepted accounting principles of the United States (“GAAP”), we present EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Additional information regarding EBITDA and Adjusted EBITDA, including a reconciliation to the most comparable GAAP measure, is included under the heading “Supplemental Information about Financial Measures” beginning on page 42 of this proxy statement and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Operating Results-Boxlight Corporation-For the years ended December 31, 2024 and 2023” beginning on page 46 of our Form 10-K for the year ended December 31, 2024.

Website links included in this proxy statement are for convenience only. The content of any website link and the materials and reports available on or through them are not incorporated by reference into this proxy statement and do not constitute a part of this proxy statement.

Notice of Annual Meeting of Shareholders

You are cordially invited to the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Boxlight Corporation, a Nevada corporation (“Boxlight” or the “Company”):

DATE AND TIME	VIRTUAL MEETING	RECORD DATE
Friday, August 8, 2025 at 11:00 am ET	This year’s Annual Meeting will be held online at: www.virutalshareholdermeeting.com/BOXL/2025	June 11, 2025

ITEMS OF BUSINESS	BOARD VOTING RECOMMENDATION
Proposal No. 1: Elect four (4) directors named in the attached Proxy Statement to serve until the 2026 Annual Meeting of shareholders and until their successors shall be elected and qualified.	FOR each director nominee
Proposal No. 2: To ratify appointment of FORVIS MAZARS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR
Proposal No. 3: To approve (on an advisory basis) the Company’s executive compensation.	FOR
Proposal No. 4: To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Class A common stock from 3,750,000 to 25,000,000	FOR
Proposal No. 5: To transact any other business as may properly be presented at the Annual Meeting or any adjournment thereof.	FOR

This notice, the Proxy Statement and voting instructions are being mailed to shareholders beginning on or about June 23, 2025.

Your vote is important

Regardless of whether you plan to attend the live virtual meeting, we encourage you to vote as soon as possible in one of the following ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL	AT THE VIRTUAL MEETING
Visit the website listed on your proxy card	Call the telephone number on your proxy card	Sign, date, and return your proxy card in the enclosed envelope	Attend the Annual Meeting online at www.virtualshareholdermeeting.com/BOXL/2025

Dale Strang

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Friday, August 8, 2025 at 11:00 am ET. Our Proxy Statement and Annual Report for the fiscal year ended December 31, 2024 on Form 10-K (the “Annual Report”) are available online on our website at www.boxlight.com.

Table of Contents

PROXY SUMMARY	1
Meeting Information	1
Introduction of Director Nominees	3
Compensation Highlights	4
Board of Directors and Corporate Governance	5
Director Biographies	5
Board of Directors Diversity Matrix	8
Director Independence	9
Board Leadership Structure	9
Board Meetings and Committees	10
Considerations in Evaluating Director Nominees	13
Shareholder Recommendations for Nominations to the Board of Directors	13
Communications with the Board of Directors	13
Corporate Governance Guidelines and Code of Conduct and Ethics	13
Role of the Board of Directors in Risk Oversight	14
Director Compensation	14
PROPOSAL 1: ELECTION OF DIRECTORS	16
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
Proposal 3: Advisory Vote on Executive Compensation (“Say-on-Pay”)	22
PROPOSAL 4: AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK TO 25 MILLION	32
AUDIT COMMITTEE REPORT	23
EXECUTIVE COMPENSATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
RELATED PARTY TRANSACTIONS	36
QUESTIONS & ANSWERS ABOUT THE MEETING	37
OTHER MATTERS	42
DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING	43
DELINQUENT SECTION 16(a) REPORTS	43
SUPPLEMENTAL INFORMATION ABOUT FINANCIAL MEASURES	43

Proxy Summary

About the Meeting

DATE AND TIME Friday, August 8, 2025 at 11:00 am ET VIRTUAL MEETING The Annual Meeting can be accessed virtually via the Internet by visiting www.virtualshareholdermeeting.com/BOXL/2025		RECORD DATE June 11, 2025 STOCK EXCHANGE Boxlight’s Class A common stock is listed on the Nasdaq Capital market under the symbol “BOXL.”
PROXY VOTING

Internet	Virtual Meeting	Phone	Mail
Visit the website listed on your proxy card	Attend the Annual Meeting online at www.virtualshareholdermeeting.com/BOXL/2025	Call the telephone number on your proxy card	Sign, date, and return your proxy card in the enclosed envelope

BOXLIGHT CORPORATION	1

PROPOSAL 1: ELECTION OF DIRECTORS
Our board of directors recommends that you vote FOR each director nominee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our board of directors recommends that you vote FOR the ratification of FORVIS MAZARS, LLP.

PROPOSAL 3: EXECUTIVE COMPENSATION
Our board of directors recommends that you vote FOR the approval of the Company’s executive compensation, on an advisory basis.

PROPOSAL 4: AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK TO 25 MILLION
Our board of directors recommends that you vote FOR the approval to amend the Company’s Articles of Incorporation, as amended to date, to increase the authorized number of shares of Class A common stock from 3,750,000 to 25,000,000.

2	2025 PROXY STATEMENT

introduction to our Board of Directors

Name and Position	Age	Other Public Board Memberships	Committee Memberships
			Audit	Compensation	Nominating & Corporate Governance
Dale Strang CHIEF EXECUTIVE OFFICER AND DIRECTOR	65	None
Michael Pope NON-EXECUTIVE DIRECTOR	44	None
Rudolph F. Crew INDEPENDENT DIRECTOR	74	None	M	M	M
Tiffany Kuo INDEPENDENT DIRECTOR	35	None	M	C	M

C = Chair   I   M = Member

BOXLIGHT CORPORATION	3

Compensation Highlights

WHAT WE DO

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters are available on our website at www.boxlight.com. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

WHAT WE DO NOT DO

●         We do not allow repricing of stock options without the board of directors and compensation committee approval.

●         We do not provide change of control payments or gross-up of related excise taxes.

●          Dividend equivalents will not be paid unless vesting and performance conditions for restricted stock units (“RSUs”), to which such rights attach, are met.

●         We do not provide significant perquisites to our named executive officers.

4	2025 PROXY STATEMENT

Board of Directors and Corporate Governance

Below is biographical information about each of our directors:

Dale Strang. Mr. Strang has been a director of our Company since August 2017 and became our Interim Chief Executive Officer in January 2024 and subsequently Chief Executive Officer on June 7, 2024. Prior to becoming Interim Chief Executive Officer, Mr. Strang served as Chairman of our Compensation Committee and as a member of the Audit Committee and the Nominating & Corporate Governance Committee. Most recently, he served as Vice President of Strategic Partnerships for Johnson Controls International plc, a global producer of building products and systems, from June 2018 to July 2023. He has served as a Senior Vice President of Media Strategy & Operations at Healthline Networks since 2015. Mr. Strang was President and Chief Executive officer of SpinMedia from 2013 to 2015. Mr. Strang was the Chief Executive Officer and President at Viximo from 2010 to 2012. Mr. Strang has over 25 years of media experience with successful businesses including IDG, Ziff-Davis and IGN/Fox Interactive. Mr. Strang has more than 18 years of experience in consumer technology and video game publishing, including 14 years at the senior management level. He served as Executive Vice President and General Manager, Media Division, of IGN Entertainment. In this position, he oversaw advertising sales, marketing and the production of editorial content for all IGN entertainment media properties. We believe Mr. Strang’s experience in business, advertising and marketing will add value and insight to our board of directors.

BOXLIGHT CORPORATION	5

Michael Pope. Mr. Pope has served as a director of our Company since September 2014. From July 2015 until November 2020, Mr. Pope also served as our president and from March 2020 to January 2024 served as our Chairman and Chief Executive Officer. On January 12, 2024 Mr. Pope ceased serving as our Chairman and Chief Executive Officer, but continued to serve as a non-executive member of our board of directors. Mr. Pope currently serves as the manager of Yalecrest Partners, LLC, and Yalecrest GP 1 LLC, the investment advisor and general partner, respectively, to Yalecrest Fund I, LP, an Atlanta based private mergers and acquisition and private investment fund, and as a member of the investment advisor and general partner of Yalecrest’s predecessor, Skypeak Fund I LP, a private equity fund focused on strategic investment opportunities. From October 2011 to October 2016, Mr. Pope served as Managing Director at Vert Capital, a Los Angeles based merchant bank, and its affiliates, managing portfolio holdings in the education, consumer products, technology and digital media sectors. Prior to joining Vert Capital, from May 2008 to October 2011, Mr. Pope was Chief Financial Officer and Chief Operating Officer for the Taylor Family in Salt Lake City, managing family investment holdings in consumer products, professional services, real estate and education. Mr. Pope also held positions including Senior SEC Reporting Accountant at Omniture (previously listed on Nasdaq and acquired by Adobe (Nasdaq: ADBE) in 2009) and Assurance Associate at Grant Thornton. Mr. Pope serves on the boards of various organizations including Focus Universal, Inc. (Nasdaq: FCUV) and Novo Integrated Sciences, Inc. (Nasdaq: NVOS). Mr. Pope earned his undergraduate and graduate degrees in accounting from Brigham Young University with academic honors. Our board of directors believes Mr. Pope’s industry experience and knowledge of Boxlight makes him a valuable member of our board of directors.

6	2025 PROXY STATEMENT

Rudolph F. Crew. Dr. Crew has been a director of our Company since April 2015. Since August 2013, Dr. Crew has served as the President of Medgar Evers College. From July 2012 to July 2013, he was the chief education officer at Oregon Education Investment Board, overseeing the PK-16 system. From September 2011 to July 2012, Dr. Crew served as the president of K12 Division at Revolution Prep, a company that offers preparation courses for the SAT and ACT standardized achievement tests. Prior to that, from January 2009 to July 2013, he was a professor at USC Rossier School of Education, teaching graduate school courses. From January 2009 to September 2011, Dr. Crew also served as the president of Global Partnership Schools, an organization that offers planning support services and collaborative programs to public schools and school districts. Dr. Crew received his bachelor’s degree in management from Babson College in 1972. He earned his master’s degree in urban education in 1973 and his doctoral degree in educational administration in 1978, both from the University of Massachusetts. We believe that Dr. Crew’s in-depth knowledge and extensive experience in education field make him a valuable member of our board of directors.

Tiffany Kuo. Mrs. Kuo has been a director of our Company since September 2014. She currently is leading and shaping product development for Microsoft’s healthcare business. Additionally, she is also a Senior Venture Partner at Pioneer Fund, leading investments in the VC’s later-stage investments. Prior to that, from 2011 until 2014 and then from 2017 until 2020, Mrs. Kuo worked at Deloitte Consulting where she built and launched digital health and life sciences innovations. She also co-founded a Ycombinator-backed personalized health start-up, Multiply Labs. Ms. Kuo graduated from Rice University with a Bachelor of Science and Master of Science in Electrical Engineering in 2011 and obtained an MBA from the Sloan Master of Business Administration Program at The Massachusetts Institute of Technology. We believe that Mrs. Kuo’s experience in business strategy, product, and operations adds value and insight to our board of directors.

BOXLIGHT CORPORATION	7

NOMINEES FOR DIRECTOR

Pursuant to the Company’s articles of incorporation and bylaws, our board of directors has fixed the number of directors at seven. Our board of directors currently consists of four directors, with three vacancies following (i) the resignations of R. Wayne Jackson, 67, and Charles P. Amos, 58, on May 23, 2025 and June 6, 2025, respectively, and (ii) to begin to address the Company’s non-compliance with Nasdaq rules regarding independent Board member composition, the resignation of James Mark Elliott on June 16, 2025, at which time he transitioned to an advisory role. The Company is grateful for Mr. Jackson’s and Mr. Amos’s years of service and contributions to our board of directors. Our board of directors is currently searching for replacements to fill these vacancies.

The members of our board of directors comprise a single class, and at each annual meeting of shareholders all directors are elected. The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2026, and until their successors are duly elected and qualified. Our board of directors may fill directorships resulting from vacancies and may increase or decrease the number of directors. Upon the recommendation of the Nominating and Governance Committee, our board of directors has nominated the following four nominees, who are all current members of the board of directors, for election as directors at the Annual Meeting:

Dale Strang Chief Executive Officer and Director	Age: 65 Director since: August 2017 Committees: N/A

Michael Pope Non-Executive Director	Age: 44 Director since: September 2014 Committees: N/A

Rudolph F. Crew Independent Director	Age: 74 Director since: August 2015 Committees: Audit, Compensation, and Nominating & Corporate Governance

Tiffany Kuo Independent Director	Age: 35 Director since: September 2014 Committees: Audit, Compensation (Chair), and Nominating & Corporate Governance

8	2025 PROXY STATEMENT

Each such nominee has consented to be named herein and to serve as a director, if elected. Directors are elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. The four nominees receiving the highest number of votes cast “for” will be elected.

DIRECTOR INDEPENDENCE

There are no family relationships among any of our directors and executive officers. As of the date of this Proxy Statement, Dr. Rudolph F. Crew, and Tiffany Kuo are our independent directors. As a Nasdaq listed company, we believe that the foregoing directors satisfy the definition of “independent director” under Nasdaq Rule 5605(a)(2). In making this determination, our board of directors considered the relationships that each of these non- employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management. Mr. Jackson’s resignation for personal reasons on May 23, 2025 resulted in the Company not being in compliance with Nasdaq Rule 5605(b)(1), which requires that a majority of the board of directors must be comprised of independent directors as defined in Nasdaq listing standards. Pursuant to Nasdaq Rule 5605(b)(1)(A), the Company has 180 days from the date of Mr. Jackson’s resignation, or until November 19, 2025, to cure this noncompliance. However, due to Mr. Amos’s resignation on June 6, 2025, regaining compliance with Nasdaq’s majority-independent board requirement required additional action beyond replacing Mr. Jackson with a suitable successor. Accordingly, to begin to address the ratio of independent to non-independent directors on our board of directors, Mr. Elliott, a former non-executive director of the Company, resigned from our board of directors on June 16, 2025, at which time he transitioned to an advisory role.

BOARD LEADERSHIP STRUCTURE

Our board of directors has chosen to elect an independent, non-executive Chairman of the board of directors separate from our Chief Executive Officer. We believe the independent Chairman of the Board plays an important governance leadership role that enhances long-term shareholder value. In addition, we believe separating the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to focus more on our day-to-day business and other traditional Chief Executive Officer roles, while allowing the Chairman to lead our Board in its fundamental role of providing advice to and oversight of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to their position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Mr. R. Wayne Jackson held the position of non-executive Chairman of the board of directors from January 4, 2024 until his resignation from the board of directors on May 23, 2025 for personal reasons.

Mr. Strang holds the position of Chief Executive Officer and serves as a member of the board of directors of the Company. The board of directors believes that Mr. Strang’s services as both Chief Executive Officer and a member of the board of directors are in the best interest of the Company and its shareholders. Mr. Strang possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us in our business and is thus best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters relating to the Company’s business. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees and customers.

The board of directors receives regular reports from the Chief Executive Officer and members of senior management on operational, financial, legal and regulatory issues and risks. The Audit Committee of the board of directors additionally is charged under its charter with oversight of financial risk, including the Company’s internal controls, and it receives regular reports from management, the Company’s internal auditors and the Company’s independent auditors. Whenever a committee of the board of directors receives a report involving risk identification, risk management or risk mitigation, the chairman of the committee reports on that discussion, as appropriate, to the full board of directors during the next board meeting.

BOXLIGHT CORPORATION	9

BOARD MEETINGS AND COMMITTEES

The board of directors held 13 meetings during 2024. During 2024, no director attended fewer than 75% of the meetings of the board of directors and board committees of which the director was a member.

It is the policy of the board of directors that all directors should attend the annual meetings in person or by teleconference. Six directors attended the Company’s 2024 annual meeting of shareholders.

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Rudolph F. Crew Tiffany Kuo	Tiffany Kuo (Chair) Rudolph F. Crew	Rudolph F. Crew Tiffany Kuo

Audit Committee. According to its charter, the Audit Committee is to consist of at least three members, each of whom shall be a non-employee director who has been determined by the board of directors to meet the independence requirements under Nasdaq rules, and also Rule 10A-3(b)(1) of the SEC, subject to the exemptions provided in Rule 10A-3(c). A copy of our Audit Committee charter is located under the “Corporate Governance” tab on our website at www.boxlight.com. At present, the Audit Committee members consist of Ms. Kuo, and Dr. Crew. Dale Strang resigned from the Audit Committee on January 4, 2024, and, on May 23 2025, R. Wayne Jackson, who served as a member of the Audit Committee, resigned as a director of the Company. All members of the Audit Committee are independent directors. The Audit Committee will assist the board of directors by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing, and financial reporting practices. The Audit Committee is responsible for retaining (subject to shareholder ratification) and, as necessary, terminating the engagement of, the independent auditors, annually reviewing the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approving audit and non-audit services to be performed by the auditors and related fees. Our board of directors had previously determined Mr. Jackson met the requirements of being an “audit committee financial expert,” as defined by the rules and regulations of the SEC, and, as a result, he served as chair of the Audit Committee. However, as a result of Mr. Jackson’s resignation, the Company is not in compliance with Nasdaq Rule 5605(c)(2)(A), which requires, among other things, that audit committees have at least three members and that at least one member have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication. Pursuant to Nasdaq Rule 5605(c)(4)(B), the Company has 180 days from the date of Mr. Jackson’s resignation, or until November 19, 2025, to cure the noncompliance.

Compensation Committee. The Compensation Committee members are Ms. Kuo and Dr. Crew, with Ms. Kuo serving as chair of the Compensation Committee. Dale Strang resigned from the Compensation Committee on January 4, 2024, and, on June 6, 2025, Charles P. Amos, who served as a member of the Compensation Committee, resigned as a director of the Company. All members of the Compensation Committee are independent directors. The Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers, including our principal executive officer, and employees and administers our stock option plans. The Compensation Committee provides assistance to our board of directors in relation to programs and practices with respect to the compensation of our executive officers and directors, as described in the Compensation Committee’s charter. The Compensation Committee has the authority, in its sole discretion, to retain compensation consultants to assist the Compensation Committee in overseeing our compensation programs. None of the members of the Committee has been an officer or employee of the Company, and our board of directors has considered and determined that all of the members are “independent”, as that term is defined under Nasdaq and SEC rules, and otherwise meet the criteria set forth in the Compensation Committee’s Charter. The Compensation Committee regularly reviews and discusses with the chief executive officer the compensation of the other executive officers, and consults with the chief executive officer in evaluating the performance of the other executive officers. In addition, the chief executive officer may make recommendations to the Compensation Committee regarding compensation for all of the other executive officers, and the Compensation Committee considers these recommendations in its deliberations for the other executive officers. Pursuant to the Compensation Committee’s charter, the Committee may delegate any or all of its responsibilities to one or more subcommittees of the Compensation Committee comprised of one or more members of the Compensation Committee. A copy of our Compensation Committee charter is located under the “Corporate Governance” tab on our website at www.boxlight.com.

10	2025 PROXY STATEMENT

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee members are Dr. Crew and Ms. Kuo. Dale Strang resigned from the Corporate Governance and Nominating Committee on January 4, 2024, and on June 6, 2025, Mr. Amos, who served as a member of the Corporate Governance and Nominating Committee, resigned as a director of the Company. All members of the Corporate Governance and Nominating Committee are independent directors. The Corporate Governance and Nominating Committee assists the board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and in monitoring the process to assess the effectiveness of the board of directors. A copy of our Corporate Governance and Nominating Committee charter is located under the “Corporate Governance” tab on our website at www.boxlight.com.

AUDIT COMMITTEE

MEMBERS	MEETINGS HELD IN 2024: 4
Rudolph F. Crew Tiffany Kuo
KEY RESPONSIBILITIES

●         Review and discuss the financial statements for the year ended.

●         Discuss with the Company’s independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

●         Review written disclosures and letters from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence and discuss the independence of the independent registered accounting firm.

COMPENSATION COMMITTEE

MEMBERS	MEETINGS HELD IN 2024: 10
Tiffany Kuo (Chair) Rudolph F. Crew
KEY RESPONSIBILITIES
● Make recommendations to the board of directors concerning the salaries and incentive compensation for our officers, including our principal executive officer, and employees and also administer our equity incentive plan.

●         Supervise and review the affairs of the Company as they relate to the compensation and benefits of directors of the Company.

●         Review and discuss with management the risks associated with the Company’s compensation policies.

BOXLIGHT CORPORATION	11

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

MEMBERS	MEETINGS HELD IN 2024: 3
Rudolph F. Crew Tiffany Kuo
KEY RESPONSIBILITIES
● Assist the board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and in monitoring board effectiveness.

●         Recommend corporate governance guidelines and a code of conduct applicable to the Company.

●         Provide oversight in the evaluation of the performance of the board of directors and each board committee.

12	2025 PROXY STATEMENT

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The board of directors is responsible for overseeing the Company’s business, in accordance with its fiduciary duty to the Company’s shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. There are general requirements for service on the board of directors that are applicable to directors and there are other skills and experience that should be represented on the board of directors as a whole but not necessarily by each director. The Nominating and Corporate Governance Committee considers the qualifications of director candidates individually and in the broader context of the board of directors’ overall composition and the Company’s current and future needs. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses candidates’ independence, as well as the candidates’ background and experience, and current board needs. Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our shareholders is important in building long-term value for the Company over time. In addition, in determining whether to nominate an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee considers and reviews the existing director’s past attendance at board and committee meetings, and the director’s participation in, and contributions to, the activities of the board of directors. The Nominating and Corporate Governance Committee endeavors to have a board of directors representing diverse experience at policy-making levels in business, education, or areas that are relevant to the Company’s business.

SHAREHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

We do not currently have a procedure by which shareholders may recommend nominees to the board of directors. Prior to the listing of our Class A common stock on Nasdaq, as a private company with a limited shareholder base, we did not believe that it was important to provide such a procedure. However, as a publicly traded Nasdaq company with the requirement to hold annual shareholder meetings, we may consider implementing such a policy in the future.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders can mail communications to the board of directors, c/o Secretary, Boxlight Corporation, 2750 Premiere Parkway, Suite 900, Duluth, Georgia 30097, who will forward the correspondence to each addressee.

BY EMAIL investor.relations@boxlight.com	BY WRITING 2750 Premiere Parkway, Suite 900 Duluth, Georgia 30097

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be made available on the Corporate Governance section of our website, which is located at www.boxlight.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Insider TRADING POLICY AND ANTI-HEDGING POLICY

We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. Our policy, among other things, prohibits persons covered by the policy from trading in the Company’s securities while in possession of material nonpublic information relating to the Company, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. The policy also provides for blackout periods and pre-clearance procedures for directors, officers, and other persons subject to such procedures. In addition, our policy prohibits directors, officers, and certain other employees from engaging in hedging or monetization transactions or similar arrangements with respect to Company securities or pledging Company securities as collateral for a loan.

Legal PROCEEDINGS

Currently, there are no material proceedings to which any of our directors, officers, affiliates, any owners of record or beneficially of more than five percent of any class of voting securities, or any associate of any such director, officer, affiliate, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

BOXLIGHT CORPORATION	13

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors oversight of the performance of our internal audit function. Our Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking or promote behaviors contra to our Code of Business Conduct.

DIRECTOR COMPENSATION

Our non-employee directors receive annual cash compensation consisting of a $35,000 retainer. There is no per-meeting fee for Board of Directors meetings. Members of the Audit Committee (other than the chairman) receive a retainer of $6,000 and the Chairman of the Audit Committee receives a $12,000 retainer. Members of the Compensation Committee (other than the chairman) receive a retainer of $3,600 and the Chairman of the Compensation Committee receives a $7,200 retainer. Members of the Nominating and Governance Committee (other than the chairman) receive a retainer of $2,700 and the Chairman of the Nominating and Governance Committee receives a retainer of $5,000.

We reimburse all members of our board of directors for their direct out-of-pocket expenses incurred in attending meetings of our board of directors. This table summarizes the compensation paid to each of our non-executive directors and independent directors during the fiscal year ended December 31, 2024 who served in such capacity at any time during such fiscal year.

Mr. Strang has served as a director of our Company since August 2017 and became our Interim Chief Executive Officer in January 2024 and subsequently Chief Executive Officer on June 7, 2024. However, he did not receive any additional compensation for his service as a member of the Board of Directors during 2024. See “2024 Summary Compensation Table” below for information regarding compensation that Mr. Strang received in his capacity as interim chief executive officer and chief executive officer during 2024.

14	2025 PROXY STATEMENT

2024 Director Compensation

	Fees Earned or Paid in Cash(1)	Stock Awards (2)	Total
Name	($)	($)	($)
Charles P. Amos(3)	43,600	70,000	113,600
Rudolph F. Crew	47,300	70,000	117,300
James Mark Elliott(4)	35,000	70,000	105,000
R. Wayne Jackson(5)	47,000	70,000	117,000
Tiffany Kuo	50,682	70,000	120,682
Michael Pope(6)	34,519	16,639	51,158

(1)	Each director was paid a cash annual board retainer fee for 2024 of $35,000. Additionally, directors were paid cash fees of $12,000, $7,200, and $5,000 for serving as the chair of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively, and $6,000, $3,600 and $2,700 for serving as a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively. Michael Pope's amount was prorated to reflect the period he served only as a director and not also an employee during 2024.
(2)	Each director was granted a cash long-term incentive award with a target value of $70,000 in August 2024 that vested on March 31, 2025. Michael Pope's award amount was prorated to reflect the period he was a director in 2024. The amount of cash each participant would be eligible to receive is determined based on the change in the price of the Company’s Class A common stock from the 30 days prior to grant date and the 30 days prior to March 31, 2025. The payout shall not exceed three times the target value of $70,000 except upon change in control and in no event be less than one-third of the target value.
(3)	Mr. Amos resigned as a director of the Company on June 6, 2025.
(4)

Mr. Elliott resigned as a director of the Company on June 16, 2025, at which time he transitioned to an advisory role to begin to address the ratio of independent to non-independent directors on our board of directors.

(5)	Mr. Jackson resigned as a director of the Company on May 23, 2025.
(6)	See “2024 Summary Compensation Table” above for information regarding compensation that Mr. Pope received in his capacity as a chief executive officer and chairman until he ceased to be an employee of the Company on January 4, 2024. See also “Related Party Transactions” on page 36 for a discussion of related party transactions in which Mr. Pope had or will have a direct or indirect material interest.

BOXLIGHT CORPORATION	15

Proposal 1: Election of Directors

What am I voting on and how should I vote?

You are being asked to elect four (4) directors at the Annual Meeting. Each of the directors elected at the Annual Meeting will commence their term at the end of the Annual Meeting and serve until the next Annual Meeting and until a successor has been elected and qualified, or until such director’s earlier resignation or removal.

We believe that each of the nominees brings a set of experience and qualifications that position our board of directors well to lead the Company in the best interest of shareholders.

The board of directors therefore recommends you vote “FOR” each of the nominees set forth below.

NOMINEES

1.	Rudolph F. Crew
2.	Tiffany Kuo
3.	Michael Pope
4.	Dale Strang

VOTE REQUIRED

Each director is elected by a plurality of the votes cast by the shares present in person or by proxy and entitled to vote at our 2025 Annual Meeting. Votes withheld and broker non-votes will have no effect.

16	2025 PROXY STATEMENT

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

What am I voting on and how should I vote?

You are being asked to ratify the appointment of FORVIS MAZARS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The board of directors believes that asking shareholders to ratify the appointment of FORVIS MAZARS, LLP is consistent with best practices in corporate governance.

The board of directors therefore recommends that you vote “FOR” the ratification of the appointment of FORVIS MAZARS, LLP as Boxlight’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

The Audit Committee has selected and appointed the firm Forvis Mazars, LLP as the independent registered public accounting firm to examine our financial statements for the year ending December 31, 2025. Forvis Mazars, LLP audited our 2024 and 2023 annual financial statements. We expect a representative of Forvis Mazars, LLP will attend the Annual Meeting to respond to any shareholder questions that may be asked and will be given the opportunity to make a statement if they so desire.

Ratification of the selection of Forvis Mazars, LLP is not required by our Bylaws or otherwise. The board of directors is submitting the selection to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time after the Annual Meeting if it determines such a change would be in the interests of the Company and its stockholders.

BOXLIGHT CORPORATION	17

FEES PAID TO THE INDEPENDENT PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services and other services rendered to us by FORVIS MAZARS, LLP for our fiscal years ended 2024 and 2023.

	2024	2023

Audit Fees [1]	$897,900	$849,529
Audit-Related Fees	$-	$-
Tax Fees [2]	$36,500	$190,064
All Other Fees[3]	$39,241	$-
Total Fees	$973,641	$1,039,593

1.	Audit fees consist of fees for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s Form 10-Q reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
2.	Tax fees include the preparation of federal tax returns as well as tax planning and consultation on new tax legislation, regulations, rulings, and developments.
3.	All other fees are fees billed for any services not included in the first two categories. For 2024, these fees were related to the Company’s Form S-3 shelf registration statement that was filed with the SEC on January 1, 2025 and the private placement transaction that occurred in February 2025.

18	2025 PROXY STATEMENT

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the SEC’s auditor independence rules, the Audit Committee has established the following policies and procedures by which it approves in advance any audit or permissible non-audit services to be provided to the Company by its independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for any fiscal year’s audit, management submits to the Audit Committee for approval lists of recurring audits, audit-related, tax and other services expected to be provided by the auditor during that fiscal year. The Audit Committee adopts pre-approval schedules describing the recurring services that it has pre-approved, and is informed on a timely basis, and in any event by the next scheduled meeting, of any such services rendered by the independent registered public accounting firm and the related fees.

The fees for any services listed in a pre-approval schedule are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee will require additional pre-approval if circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services above the amount of fees originally pre-approved. Any audit or non-audit service not listed in a pre-approval schedule must be separately pre-approved by the Audit Committee on a case-by-case basis. Every request to adopt or amend a pre-approval schedule or to provide services that are not listed in a pre-approval schedule must include a statement by the independent registered public accounting firm as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee will not grant approval for:

●	any services prohibited by applicable law or by any rule or regulation of the SEC or other regulatory body applicable to the Company;
●	provision by the independent registered public accounting firm to the Company of strategic consulting services of the type typically provided by management consulting firms; or
●	the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the tax treatment of which may not be clear under the Internal Revenue Code and related regulations and which it is reasonable to conclude will be subject to audit procedures during an audit of the Company’s financial statements.

Subject to certain exceptions, tax services proposed to be provided by the auditor to any director, officer or employee of the Company who is in an accounting role or financial reporting oversight role must be approved by the Audit Committee on a case-by-case basis where such services are to be paid for by the Company, and the Audit Committee will be informed of any services to be provided to such individuals that are not to be paid for by the Company.

BOXLIGHT CORPORATION	19

In determining whether to grant pre-approval of any non-audit services in the “all other” category, the Audit Committee will consider all relevant facts and circumstances, including the following four basic guidelines:

●	whether the service creates a mutual or conflicting interest between the auditor and the Company;
●	whether the service places the auditor in the position of auditing his or her own work;
●	whether the service results in the auditor acting as management or an employee of the Company; and
●	whether the service places the auditor in a position of being an advocate for the Company.

20	2025 PROXY STATEMENT

VOTE REQUIRED

The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at our 2025 Annual Meeting is required to ratify Proposal No. 2.

BOXLIGHT CORPORATION	21

Proposal 3: Advisory Vote on Executive Compensation
(“Say-on-Pay”)

What am I voting on and how should I vote?

This proposal gives our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, in accordance with Section 14A of the Exchange Act, the compensation of our Named Executive Officers, or NEOs, as disclosed in this Proxy Statement. At our Annual Meeting of Shareholders held on July 22, 2024 (the “2024 Annual Meeting”), 52% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs. We are once again asking that you approve the compensation of our NEOs as set forth below.

The board of directors therefore recommends you vote “FOR” the resolution to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the executive compensation, compensation tables, and narrative discussions included in this Proxy Statement.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL 3 IS AS FOLLOWS:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement in the section entitled “Executive Compensation,” including the compensation tables and narrative discussions set forth therein.”

ADVISORY VOTE ONLY

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the board of directors. However, the Compensation Committee will consider the outcome of this vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the vote on this proposal.

VOTE REQUIRED

Approval, on an advisory basis, of the compensation of our named executive officers is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the 2025 Annual Meeting in order to be approved.

22	2025 PROXY STATEMENT

Audit Committee Report

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

With respect to the audit of Company’s financial statements for the year ended December 31, 2024, the Audit Committee:

●	has reviewed and discussed the audited financial statements with management;

●	has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●	has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted by the members of the Audit Committee of the board of directors:

Rudolph F. Crew

Tiffany Kuo

BOXLIGHT CORPORATION	23

Executive Officer Biographies

In addition to Dale Strang, our chief executive officer and a director of the Company, whose biography can be found in “Our Directors” above, the following individuals serve as our executive officers:

Greg Wiggins, Chief Financial Officer. Greg Wiggins, age 45, has been our Chief Financial Officer since 2022. Mr. Wiggins is a certified public accountant with more than 20 years of experience providing corporate finance leadership to high-growth companies. Mr. Wiggins brings extensive public accounting, public company, and corporate finance experience. From 2019 to 2022, he served as an Assurance Director at BDO USA, LLP where he performed critical tasks associated with assurance and risk management, utilizing advanced knowledge of US GAAP and SEC reporting rules. Previously, from 2017 to 2019, Mr. Wiggins was Chief Financial Officer of Mitch Cox Companies where he helped drive growth by developing short- and long-term strategic financial objectives and strategies; managed accounting, investor relations, legal, tax, and treasury functions; and advised senior leadership on financial implications. Mr. Wiggins also spent seven years at Carmike Cinemas (previously listed on Nasdaq and acquired by AMC Theatres (NYSE:AMC) in 2016) in key leadership roles including Assistant Vice President and Chief Accounting Officer, and six years as a Business Assurance Manager at Ernst & Young.

Henry “Hank” Nance, Chief Operating Officer. Mr. Nance, age 52, has been our Chief Operating Officer since September 18, 2014. Mr. Nance began his career at Boxlight Corporation in 1999 and served as the Company's President from 2009 to 2015. At Boxlight Corporation, he developed the company’s first business-to-consumer division, generating over $12 million in sales within the first 24 months of inception. In addition, Mr. Nance has led product development, corporate relations, and negotiations for business-to-consumer and business-to-business products. Prior to Mr. Nance’s tenure at the Boxlight Corp, he managed commercial and residential construction in the San Juan Islands, Washington, and California.

Jens Holstebro, Executive VP and General Manager for the Americas. Jens Dybdahl Holstebro, age 56, has been our EVP & General Manager, Americas since 2024. Prior to its acquisition by Boxlight, Mr. Holstebro served as CEO & President at FrontRow Calypso LLC. Mr. Holstebro has a vast background in leading start-ups, scale-ups, and multinational corporations across various industries. Mr. Hostebro also has extensive experience guiding EdTech companies through diverse phases, including corporate culture revamps and international business development. Mr. Holstebro's expertise spans board management, M&A, offshore product development, overseas manufacturing, and process implementation.

Shaun Marklew, Executive VP and Managing Director for our EMEA. Mr. Marklew, age 50, has been our EVP and Managing Director, EMEA since 2024. Mr. Marklew previously served as Chief Technology Officer at Boxlight Corporation from 2020 to 2024. Prior to its acquisition by Boxlight Corporation, Mr. Marklew served as Chief Operating Officer at Sahara Holdings Limited. Mr. Marklew brings over 20 years of experience in the professional audio, video, and interactive technology industry. Mr. Marklew has overseen building the global, multi-award-winning interactive touchscreen and digital signage Clevertouch brand, and continues to leverage that expertise across the Company’s broader solution suite.

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2024 and 2023:

Name and Principal Position	Year	Salary ($)	Bonus Awards(5) ($)	Stock Awards(6) ($)	Option Awards(8) ($)	Non-Equity Incentive Plan Compensation (9) ($)	All other compensation(12) ($)	Total ($)
Dale Strang(1)	2024	366,667	175,000	-		400,000	-	941,667
Chief Executive Officer
Michael Pope(2)	2024	16,667	-	-	-	-	616,672(10)	633,338
Former Chief Executive Officer	2023	400,000	364,183	180,000(7)	420,000	-	-	1,364,183
Mark Starkey(3)	2024	169,460	-	-	-	-	60,647(11)	230,107
Former President	2023	269,189	122,523	35,028	75,000	-	-	501,740
Henry Nance	2024	264,604	76,200	-	-	150,000	-	490,804
Chief Operating Officer	2023	260,000	158,895	35,028	75,000	-	-	528,923
Greg Wiggins	2024	254,427	57,150	-		200,000	-	511,577
Chief Financial	2023	250,000	120,529	17,275	75,000	-	-	462,804
Officer
Shaun Marklew	2024	282,652	62,180	-	-	150,000	13,837(13)	508,669
EVP & Managing Director - EMEA	2023	263,815	74,216	35,028	75,000	-	-	448,059
Jens Holstebro(4) EVP & General Manager - Americas	2024	254,167	48,625	-	-	150,000	-	452,792

1.)	Mr. Strang was appointed Interim Chief Executive Officer on January 4, 2024 and subsequently Chief Executive Officer on June 7, 2024. Amounts shown for Mr. Strang include compensation for his roles as both Interim Chief Executive Officer and Chief Executive Officer.
2.)	Mr. Pope was appointed to the position of Chief Executive Officer and Chairman on March 20, 2020. On January 4, 2024, Mr. Pope ceased serving as Chief Executive Officer and Chairman but continued to serve as a non-executive member of the board of directors. See “2024 Director Compensation” below for information regarding director compensation that Mr. Pope received in his capacity as a director after he ceased to be an employee of the Company on January 4, 2024. See also “Related Party Transactions” on page 36 for a discussion of related party transactions in which Mr. Pope had or will have a direct or indirect material interest.
3.)	Mr. Starkey was appointed as President of the Company in November 2020. On January 28, 2024, Mr. Starkey ceased being President of the Company.
4.)	Mr. Holstebro was appointed as EVP & General Manager – Americas on March 1, 2024. Prior to March 1, 2024, Mr. Holstebro served as head of the Company's FrontRow product division. Amounts included in the table above reflect compensation from March 1, 2024 through December 31, 2024.

24	2025 PROXY STATEMENT

5.)	For the year ended December 31, 2023, inasmuch as the Company did not have additional available shares to issue under its current Equity Incentive Plan, 63% of the bonuses paid to each recipient were paid in cash and the balance of 37% of the bonuses paid in Stock Awards under the Equity Incentive Plan.
6.)	As required by SEC rules, amounts shown in this column, “Stock Awards,” present the aggregate grant or modification date fair value of RSU’s granted or modified in each year in accordance with ASC 718, Compensation-Stock Compensation and represents the value based on the probable outcome of performance conditions. See also Note 13 – Stock Compensation, to our audited financial statements for the year ended December 31, 2024, included in our 2024 Annual Report on Form 10-K. These awards were made under the provisions of the equity-based incentive compensation program.
7.)	Mr. Pope was granted RSUs with a grant date fair value of $180,000 in January 2023. However, in June 2023, Mr. Pope voluntarily agreed to forfeit 62,299 of RSUs that were granted to him during 2023, equal to a grant date fair value of $146,411, due to the limited availability of shares of Class A common stock available for issuance under the Company's charter.
8.)	Mr. Pope, Mr. Starkey, Mr. Nance, Mr. Marklew, and Mr. Wiggins were granted stock options with a grant date fair value of $420,000, $75,000, $75,000, $75,000 and $36,989, respectively, in February 2023. However, in June 2023, each of Mr. Pope, Mr. Starkey, Mr. Nance, Mr. Marklew, and Mr. Wiggins voluntarily agreed to forfeit 219,702, 29,297, 29,297, 29,297 and 14,448 stock options, respectively, that were granted to them during 2023, equal to a grant date fair value of $358,652, $28,336, $28,336, $28,336 and $13,974, respectively, due to the limited availability of shares of Class A common stock available for issuance under the Company's charter.
9.)	For the year ended December 31, 2024, due to insufficient available shares to issue under its current Equity Incentive Plan, the Company granted a cash long-term incentive award under its Equity Incentive Plan to members of senior management. Each award is for three years with one-third of the awards vesting each June 30 and is based on changes in the price of the Company’s common stock. Target awards under this grant were $400,000 for Mr. Strang, $200,000 for Mr. Wiggins and $150,000 for each of Mr. Nance, Mr. Marklew, and Mr. Holstebro.
10.)	On January 4, 2024, Mr. Pope ceased serving as Chief Executive Officer and Chairman of the Board. Pursuant to his separation agreement, Mr. Pope received cash severance of $366,672. In addition, pursuant to his Management Agreement dated January 31, 2018, Mr. Pope agreed to provide consulting services to the Company for a period of 13 months following termination of his employment with the Company. During the year ended December 31, 2024, Mr. Pope was paid $250,000 pursuant to the terms of the Management Agreement.
11.)	Mr. Starkey ceased being President of the Company on April 28, 2024. Pursuant to his separation agreement, Mr. Starkey received cash severance of $38,343 and reimbursement for unused holiday pay of $13,466. In addition, prior to Mr. Starkey's separation, Mr. Starkey received certain perquisites including car allowance of $5,891.
12.)	The NEOs are eligible to participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.
13.)	Mr. Marklew, as the former Chief Operating Officer of Sahara, was paid $13,837 as car allowance pursuant to the terms of his employment.

OUTSTANDING EQUITY AWARDS

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2024:

Option Awards

			Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
	Grant	Options (#)	Options (#)	Exercise	Expiration
Name	Date	Exercisable	Unexercisable	Price ($)	Date
Henry Nance	April 15, 2020	10,000	-	28.00	April 15, 2025
	February 10, 2023	391	-	16.16	February 10, 2028
Greg Wiggins	July 5, 2022	2,344	1,406	26.14	July 4, 2027
	February 10, 2023	193	-	16.16	February 10, 2028
Shaun Marklew	February 10, 2023	391	-	16.16	February 10, 2028

BOXLIGHT CORPORATION	25

Stock Awards

				Equity Incentive Plan	Equity incentive plan
		Number of		Awards; number of ;	Awards; market or
		Shares or Units	Market Value of	Unearned Shares,	Payout value of
		Of Stock That	Shares or Units of	Units or other rights	Unearned shares, units
	Grant	Have Not	Stock that have	That have not vested	or other rights that
Name	Date	Vested (#)	Not Vested ($)	(#)	have not vested ($)
Henry Nance	February 24, 2022	-	-	781	1,492
	August 25, 2023	-	-	2,421	4,624
Shaun Marklew	February 24, 2022	-	-	781	1,492
	August 25, 2023	-	-	2,421	4,624
Greg Wiggins	August 25, 2023	-	-	1,194	2,281

26	2025 PROXY STATEMENT

PAY VS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our Company, illustrating pay versus performance. The summary compensation table totals and compensation actually paid amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable years.

Year	Summary Compensation Table Total for PEO 1 -Dale Strang (1) ($)	Summary Compensation Table Total For PEO 2 Michael Pope (2) ($)	Compensation Actually Paid to PEO 1 – Dale Strang ($)	Compensation Actually Paid to PEO 2- Michael Pope ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)	Net Loss ($000)
2024	941,667	633,338	941,667	633,338	438,790	410,127	15.35	(28,335)
2023	-	1,364,183	-	1,228,465	388,305	254,146	43.15	(39,156)
2022	-	1,188,750	-	453,032	448,358	161,357	90.20	(3,743)

(1)	Mr. Strang was appointed Interim Chief Executive Officer on January 4, 2024 and subsequently Chief Executive Officer on June 7, 2024. Amounts shown for Mr. Strang include compensation for his roles as both Interim Chief Executive Officer and Chief Executive Officer.
(2)	Mr. Pope was appointed to the position of Chief Executive Officer and Chairman on March 20, 2020. On January 4, 2024, Mr. Pope ceased serving as our Chief Executive Officer and Chairman but continued to serve as a non-executive member of the board of directors. Amounts exclude director compensation that Mr. Pope received in his capacity as a director after he ceased to be an employee of the Company on January 4, 2024. See “2024 Director Compensation” below for information regarding director compensation that Mr. Pope received in his capacity as a director after he ceased to be an employee of the Company on January 4, 2024. See also “Related Party Transactions” on page 36 for a discussion of related party transactions in which Mr. Pope had or will have a direct or indirect material interest.
(3)	The names of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Mr. Starkey, Mr. Nance, Mr. Wiggins, Mr. Marklew, and Mr. Holstebro, (ii) for 2023, Mr. Starkey, Mr. Nance, Mr. Wiggins, Mr. Foley and Mr. Marklew, and (iii) for 2022, Mr. Starkey, Mr. Nance, Mr. Wiggins, Mr. Foley, Mr. Brown and Mr. Marklew.

	2024			2023		2022
	PEO 1	PEO 2	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
Summary Compensation Table Total	$ 941,667	$ 633,338	$ 438,790	$ 1,364,183	$ 388,305	$ 1,188,750	$ 448,358
Deduction for Amounts Reported under the Stock Awards Column in the SCT	-	-	-	(180,000)	(30,590)	(180,000)	(87,000)
Deduction for Amounts Reported under the Option Awards Column in the SCT	-	-	-	(420,000)	(75,000)	(420,000)	(25,313)
Addition of the fair value as of YE of awards granted during the covered year that are outstanding and unvested as of the end of the covered year	-	-	-	600,000	105,590	-	-
Increase/deduction for change in Fair Value from prior year-end to current YE of awards granted prior to the covered year that were outstanding and unvested as of YE.	-	-	(18,092)	(112,433)	(126,864)	(112,433)	(147,938)
Increase/deduction for change in Fair Value from prior year-end to vesting date of awards granted prior to the covered year that vested during the covered year.	-	-	(10,571)	(23,285)	(7,295)	(23,285)	(26,750)
Compensation Actually Paid	$ 941,667	$ 633,338	$ 410,127	$ 1,228,465	$ 254,146	$ 453,032	$ 161,357

Analysis of the Information Presented in the Pay versus Performance Table

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

BOXLIGHT CORPORATION	27

Compensation Actually Paid and Net Loss

Our Company has not historically looked to net income (loss) as a performance measure for our executive compensation program, and, accordingly, the “Compensation Actually Paid” to our PEOs and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEOs) is generally not aligned with net income (loss) for 2022, 2023 and 2024. Our net loss was $28.3 million in 2024, $39.2 million in 2023 and $3.7 million in 2022. Our net loss in 2024 included non-cash accelerated amortization expense of $12.3 million and our net loss in 2023 included non-cash impairment charges of $25.2 million.

Description of Relationship Between CEO and non-CEO Compensation Actually Paid and Company Total Shareholder Return

We do not use cumulative TSR as a performance measure in our executive compensation program, and the amount of total compensation actually paid to our PEOs and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEOs) is generally not aligned with the Company’s cumulative TSR over the three years presented in the table above.

28	2025 PROXY STATEMENT

Timing of equity awards

The Compensation Committee grants equity awards, including stock options, from time to time. This may also include grants in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants. Although we have not adopted a formal policy regarding the timing of equity award grants, including stock options, the Compensation Committee does not take material nonpublic information into account when determining the terms of equity awards and has not timed grants or the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, there were no stock option awards granted to any named executive officer within four business days preceding, or one business day after, the filing of any report on Forms 10-K, 10-Q, or 8-K that disclosed material nonpublic information.

EMPLOYMENT ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

As of the year ended December 31, 2024, we had employment agreements in place with Messrs. Strang, Wiggins, Nance, Marklew and Holstebro, the terms of which are set forth below. In addition, we had employment agreements in place with Mr. Pope and Mr. Starkey, prior to their terminations in January 2024 and April 2024, respectively.

Dale Strang. On September 30, 2024, with an effective date of July 1, 2024, the Company entered into an employment agreement (the “Strang Employment Agreement”) with Mr. Strang, to serve as Chief Executive Officer of the Company. From January 5, 2024 through June 30, 2024, Mr. Strang had served as Interim Chief Executive Officer. Under the terms of the Strang Employment Agreement, Mr. Strang is entitled to receive a base salary of $400,000 per year, eligibility for an annual performance bonus of $300,000 to $500,000 depending on the achievement of certain performance goals established by the board of directors, along with long-term cash incentive compensation valued at $400,000. Mr. Strang will also continue to be eligible to participate in customary fringe benefit plans and programs, as may be generally available to senior executives of the Company from time to time. The Strang Employment Agreement may be terminated by the board of directors or Mr. Strang at any time with 60 days notice. The Strang Employment Agreement supersedes in its entirety the terms of the agreement between Mr. Strang and the Company dated April 29, 2024 relating to his service as Interim CEO. The Strang Employment Agreement contains confidentiality and non-solicitation covenants that continue during and for two years following the expiration of his employment agreement.

Greg Wiggins. The Company entered into an employment agreement with Mr. Wiggins, dated November 22, 2024 pursuant to which Mr. Wiggins is entitled to receive a base salary of $256,250 per year and shall, upon evaluation of his performance and at the discretion of the Company’s chief executive officer, be awarded a quarterly cash bonus in the amount of $150,000 on an annual basis. Mr. Wiggins’ employment agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration of his employment agreement; provided that such restrictive covenants expire immediately if we breach his employment agreement or, in nine months, if we elect to terminate his employment prior to the expiration of the term of the agreement for reasons other than cause (as defined in the employment agreement).

BOXLIGHT CORPORATION	29

Henry “Hank” Nance. The Company entered into an employment agreement with Mr. Nance, dated as of November 22, 2024, pursuant to which Mr. Nance is entitled to receive a base salary of $266,500 per year and shall, upon evaluation of his performance and at the discretion of the Company’s chief executive officer, be awarded a cash bonus on a quarterly basis commencing on the quarter ending December 31, 2024. Mr. Nance’s agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration of his employment agreement; provided that such restrictive covenants expire immediately if we breach his employment agreement or, in nine months, if we elect to terminate his employment prior to the expiration of the term of the agreement for reasons other than cause (as defined in the employment agreement).

30	2025 PROXY STATEMENT

Jens Holstebro. The Company entered into an employment agreement with Mr. Holstebro, effective as of March 1, 2024, pursuant to which Mr. Holstebro serves as Executive Vice President and General Manager of Boxlight’s United States operations with general management responsibility for the day-to-day operating performance of Boxlight’s United States profit centers, including, without limitation, (i) the Company, (ii) Boxlight Inc., (iii) EOSEDU, LLC, and (iv) FrontRow Calypso LLC. Mr. Holstebro was formerly the Chief Executive Officer of FrontRow Calypso LLC. Under the two-year term of his employment agreement, Mr. Holstebro is entitled to receive a base salary of $305,000 and is entitled to a target annual performance bonus of $125,000, with a maximum annual bonus of up to $250,000, conditioned upon the Company and its United States based subsidiaries achieving certain reasonable performance targets to be established by the Board and/or the CEO. Although Mr. Holstebro’s employment is “at will” entitling the Company to terminate the agreement at any time, if such termination is for any reason, other than “cause” (as defined in the employment agreement), the Company will pay to the employee, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to 12 months of his base salary as a severance payment. In addition, the employee shall not, after the date of termination, be entitled to receive any further benefits, if any, under any employer plans except for COBRA coverage. In the event of termination of the employment without cause, Mr. Holstebro shall also be entitled to receive any accrued bonus previously granted but not yet paid as of the date of such termination. All unvested stock options shall automatically terminate and expire as of the termination and all vested stock options that have not been exercised by the employee within 90 days after such termination shall expire at the end of the 90th day following such termination.

Shaun Marklew. Mr. Marklew, originally Chief Operating Officer of Sahara, is compensated pursuant to the terms of his employment agreement with Sahara. Under his employment agreement, dated January 1, 2019, as amended by a deed of variation, dated September 24, 2020. Mr. Marklew receives annual compensation of £175,000, a quarterly bonus of £25,000 if he meets certain revenue and gross profit targets, as such targets may be set by the Company’s board of directors or compensation committee, with a maximum annual bonus of up to £120,000. Mr. Marklew is entitled to 27 days of vacation, a yearly car allowance of £9,600, and is required to provide the six months’ advance notice prior to resignation.

Michael Pope. On January 17, 2024, Michael Pope and Boxlight Corporation (the “Company”), executed an Agreement and Release of Claims (“Release”) pursuant to the terms of Mr. Pope's offer letter dated as of January 26, 2022. In connection with the end of his employment, Mr. Pope received cash severance of $366,672. The terms of the Release were not materially different from the terms included in the original offer letter.

Mark Starkey. On January 30, 2024, Mr. Starkey and Sahara Presentation Systems Ltd, a subsidiary of the Company (“Sahara”) entered into a settlement agreement (the “Settlement Agreement”), pursuant to which Mr. Starkey’s employment with Sahara terminated on April 29, 2024, following a period of “garden leave” customary under English law, during which Mr. Starkey did not actively perform services for Sahara and the Company. In addition, according to the Settlement Agreement, Sahara agreed to pay Mr. Starkey 1) £55,725 salary in lieu of the three remaining months of his six months notice period that will not have elapsed as at the date of the Settlement Agreement, 2) £30,000 as compensation for termination of employment, and 3) a contribution, not exceeding £750 plus VAT, towards his reasonable legal expenses incurred exclusively in connection with the termination of his employment. The Settlement Agreement contains other customary terms and conditions, including confidentiality, and other covenants and a waiver and release.

BOXLIGHT CORPORATION	31

Proposal 4: Amend the Company’s Articles of Incorporation to Increase the Number of Authorized Shares of Class A common stock to 25 million

Our board of directors believes it is in the Company’s best interests and the best interests of our shareholders to authorize an increase in the number of our authorized shares of Class A common stock and a corresponding increase in the total number of our shares of authorized stock.

Background and purpose of the proposal

On February 14, 2025, we effected a 1-for-5 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) and proportionately decreased the number of total authorized shares of Class A common stock from 18,750,000 shares to 3,750,000 shares. The purpose of the Reverse Stock Split was to regain compliance with the minimum bid price requirement of $1.00 per share of Class A common stock for continued listing on the Nasdaq Capital Market.

On February 19, 2025, we sold, in a private placement (the “Private Placement”), an aggregate of (i) 260,000 shares of Class A common stock, (ii) pre-funded warrants to purchase up to an aggregate of 1,063,000 shares of Class A common stock, and (iii) warrants to purchase up to an aggregate of 1,323,000 shares of Class A common stock (the warrants described in clause (iii) hereinafter referred to as the “2025 Common Warrants”). Each of the 2025 Common Warrants has an initial exercise price of $2.13 per share (subject to adjustments as set forth therein), is exercisable six months following the date of issuance and will expire five and a half years from the date of issuance.

As a result of the Reverse Stock Split and the Private Placement, on June 11, 2025, the Record Date for the Annual Meeting, we had 2,649,936 shares of Class A common stock issued and outstanding, no shares of Class B common stock issued and outstanding, 1,586,620 shares of Series B preferred stock issued and outstanding and 1,320,850 shares of Series C preferred stock issued and outstanding.

On June 11, 2025, we had reserved an aggregate of 873,059 shares of Class A common stock for future issuance, consisting of (i) 8,861 shares of Class A common stock reserved for issuance upon the settlement of outstanding restricted stock units; (ii) 647,500 shares of Class A common stock issuable upon exercise of pre-funded warrants outstanding at an exercise price of $0.0001 per share; (iii) 210,723 shares of Class A common stock issuable upon exercise of all other outstanding warrants at a weighed exercise price of $19.39 per share (excluding the 2025 Common Warrants, as further discussed below); and (iv) 5,975 shares of Class A common stock reserved for issuance upon the exercise of outstanding stock options with a weighted average exercise price of $50.154 per share.

However, we have not yet reserved any shares of Class A common stock for issuance upon the exercise of the Series B and Series C preferred stock. Pursuant to a recent amendment to the certificates of designations for the Series B and C preferred stock series, those series are not convertible into Class A common stock, and the Company need not reserve or keep available out of its authorized but unissued shares of Class A common stock any shares related to the possible future conversion of such shares of preferred stock, until the earlier to occur of the Company amending its articles of incorporation to increase the number of shares of Class A common stock issuable thereunder to at least 25,000,000 shares, or November 12, 2025. As of June 11, 2025, there was an aggregate of 3,075,442 shares of Class A common stock issuable upon the conversion of outstanding Series A, Series B and Series C preferred stock.

In addition, we have not yet reserved any shares of Class A common stock for issuance upon the exercise of the 2025 Common Warrants, as they will not be exercisable until August 19, 2025. However, our number of authorized but unissued shares of Class A common stock remaining under our Articles of Incorporation would not be sufficient to issue shares should all of the 2025 Common Warrants be exercised.

In order to continue to operate our business, we expect to need to raise additional capital, whether to refinance our outstanding indebtedness, satisfy redemption demands by the holders of our Series B or Series C Preferred Stock or to fund working capital needs. If the Company’s shareholders do not approve the Amendment (as defined below) at the Annual Meeting, the Company may be limited in its ability to raise additional capital through sales of Class A common stock or securities convertible or exercisable into Class A common stock.

Furthermore, the Company uses awards of restricted stock units, stock options and other equity awards to attract, retain and incentivize directors, executive officers and employees. However, in June 2023, Mr. Pope voluntarily agreed to forfeit 62,299 of RSUs that were granted to him during 2023, equal to a grant date fair value of $146,411, due to the limited availability of shares of Class A common stock available for issuance under the Company's Articles of Incorporation. In addition, in June 2023, each of Mr. Pope, Mr. Starkey, Mr. Nance, Mr. Marklew, and Mr. Wiggins voluntarily agreed to forfeit 219,702, 29,297, 29,297, 29,297 and 14,448 stock options, respectively, that were granted to them during 2023, equal to a grant date fair value of $358,652, $28,336, $28,336, $28,336 and $13,974, respectively, also due to the limited availability of shares of Class A common stock available for issuance under the Company's Articles of Incorporation. As noted above, we had reserved an aggregate of 14,836 shares underlying all such awards outstanding as of June 11, 2025. We believe it important to be able to continue such equity awards to further align the interest of our directors, executive officers and employees with those of our shareholders. For this reason, in addition to the reasons above, we believe an increase in the authorized shares is critical to the Company’s operations.

Our board of directors is asking our shareholders to approve an amendment to our Articles of Incorporation to increase the authorized shares of Class A common stock from 3,750,000 to 25,000,000 and a corresponding increase to the total number of authorized shares of stock from 103,750,000 to 125,000,000 (the “Amendment”). If approved by the shareholders, we expect to file the Amendment shortly after such approval. The Amendment would become effective upon filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada.

Our board of directors believes it is critical for our shareholders to authorize an increase in the number of our authorized shares of Class A common stock and a corresponding increase in the total number of our shares of authorized stock so that the Company can reserve for issuance shares of Class A common stock for the exercise of the 2025 Common Warrants, and the conversion of the Series B and Series C preferred stock, as well as offer the Company the flexibility to raise additional capital through sales of

32	2025 PROXY STATEMENT

Class A common stock or securities convertible or exercisable into Class A common stock.

The Amendment could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts.

The proposed increase in the number of authorized shares of the Company’s Class A common stock will not change the number of shares of Class A common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company’s Class A common stock. However, the issuance of additional shares of Class A common stock authorized by the Amendment may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the current holders of the Company’s Class A common stock.

Once the Amendment is approved, no further action by the shareholders would be necessary prior to the issuance of additional shares of Class A common stock unless required by law or the rules of any stock exchange or national securities association on which the Class A common stock is then listed or quoted. Under the Amendment, each of the newly authorized shares of Class A common stock will have the same rights and privileges as currently authorized Class A common stock. Adoption of the Amendment will not affect the rights of the holders of currently outstanding Class common stock of the Company nor will it change the par value of the Class A common stock, which will remain $0.0001 par value per share.

The text of the form of amendment to the Articles of Incorporation, which would be filed with the Secretary of State of the State of Nevada to effect the increase in the authorized shares of Class A common stock and the corresponding increase to the total authorized shares of stock, is set forth in Annex A to this Proxy Statement. The text of the form of Amendment accompanying this proxy statement is, however, subject to amendment to reflect any changes that may be required by the office of the Secretary of State of the State of Nevada or that our board of directors may determine to be necessary or advisable ultimately to comply with applicable law and to effect the increase in authorized shares of Class A common stock and the corresponding increase in total authorized shares of stock.

VOTE REQUIRED

Proposal 4 requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Class A common stock. We believe this proposal is a “routine” matter under Nasdaq continued listing rules, and, accordingly, brokers are allowed to vote on Proposal 4. However, abstentions and, in the event that Proposal 4 is deemed “non-routine” under Nasdaq continued listing rules, broker non-votes, if any, will have the effect of a vote “AGAINST” this Proposal.

BOXLIGHT CORPORATION	33

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 about our equity compensation plans and arrangements.

			Securities
	Number of		Remaining Available for
	Securities to be	Weighted Average	Future Under
	Issued upon Exercise	Exercise Price	Equity Compensation
	of Outstanding	of Outstanding	Plans (excluding
	Options, Awards, and Rights(1)	Options, Warrants and Rights	securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	48,777	$29.40	19,735
Equity compensation plans not approved by security holders (1)	277,201	$32.80	—
Total	325,978		19,735

1.)	Includes warrants issued to Armistice Capital, Whitehawk, Ryan Legudi and a third-party investor.

34	2025 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2025, certain information with respect to the beneficial ownership of our Class A common stock, by each beneficial owner of more than 5% of the Company’s Class A common stock, each director and each named executive officer and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the footnotes to this table. As of March 31, 2025, 2,232,578 shares of our Class A common stock were issued and outstanding.

Unless otherwise indicated, the address for each of the beneficial owners named below is c/o Boxlight Corporation, 2750 Premiere Parkway, Suite 900, Duluth, Georgia 30097.

	Shares beneficially owned
Name of Beneficial Owner	Shares	Percentage	**
Named Executive Officers
Dale Strang (1)	12,698	*
Jens Holstebro (2)	1,570	*
Henry Nance (3)	26,256	1.18%
Greg Wiggins (4)	5,466	*
Shaun Marklew (5)	5,569	*
Directors
Michael Pope	55,162	2.47%
Rudolph F. Crew (6)	12,936	*
Tiffany Kuo (7)	15,472	*
All directors and executive officers as a group (8 Persons)	141,693	6.35%

**	calculated based on 2,232,578 shares of Class A common stock outstanding as of March 31, 2025.

*	denotes less than 1%

1.)	Includes 6,531 shares of Class A common stock issuable upon exercise of stock options.

2.)	Includes 95 RSUs to vest and be converted into 95 shares of class A common stock within 60 days of March 31, 2025. Includes 477 RSUs to be converted into 477 shares of class A common stock within 60 days.

3.)	Includes 18,045 shares of Class A common stock issuable upon exercise of vested stock options, and 376 RSUs to vest and be converted into 376 shares of Class A common stock within 60 days of March 31, 2025

4.)	Includes 3,943 shares of Class A common stock issuable upon exercise of vested stock options, and 108 RSUs to vest and be converted into 108 RSUs within 60 days of March 31, 2025.

5.)	Includes 391 shares of Class A common stock issuable upon exercise of vested stock options, and 376 RSUs to vest and be converted into 376 shares of class A common stock within 60 days of March 31, 2025.

6.)	Includes 2,636 shares of class A common stock issuable upon exercise of stock options.

7.)	Includes 5,260 shares of class A common stock issuable upon exercise of stock options.

BOXLIGHT CORPORATION	35

Related Party Transactions

MANAGEMENT AGREEMENTS

On November 1, 2022, the Company entered into a consulting agreement with Mark Elliott, former CEO of Boxlight and a current member of the board of directors. The agreement is for Mr. Elliott to provide sales, marketing, management and related consulting services to assist the Company in sourcing and entering into agreements with one or more customers to provide products and services for specified school districts. The Company will pay Mr. Elliott a fixed payment of $4,000 per month and commissions equal to 15% of gross profit derived by the Company based on total purchase order revenue. The agreement, unless cancelled, will renew every year on December 31st. For the year ended December 31, 2024, the Company paid $352,000 under the agreement.

On January 31, 2018, the Company entered into a management agreement (the “Management Agreement”) with an entity owned and controlled by our former CEO and Chairman, Michael Pope. The Management Agreement was separate and apart from Mr. Pope’s employment agreement. The Management Agreement is effective as of the first day of the same month that Mr. Pope’s employment with the Company terminates, and for a term of 13 months, Mr. Pope will provide consulting services to the Company including sourcing and analyzing strategic acquisitions, assisting with financing activities, and other services. As consideration for the services provided, the Company will pay a management fee equal to 0.375% of the consolidated net revenues of the Company, payable in monthly installments, not to exceed $250,000 in any calendar year. At his option, Mr. Pope may defer payment until the end of each year and receive payment in the form of shares of Class A common stock of the Company.

OTHER RELATED PARTY TRANSACTIONS

On May 26, 2025, we entered into an inventory financing agreement with J.J. ASTOR & CO., a Utah corporation ("J.J ASTOR”). Under the agreement, we may finance 80% of the purchase of certain finished goods inventory from one of our manufacturers and suppliers of such inventory up to an aggregate outstanding amount of $6 million. The term of the agreement is one year. Each advance under the inventory financing agreement is payable by us within 90 days at a rate of $1.0535 per eighty cents advanced by J.J ASTOR. Any failure by us to make a payment in full when due under the inventory financing agreement constitutes an event of default. In the event of such default by us, the aggregate outstanding balance owing to J.J ASTOR is automatically increased by 10% and begins to accrue interest at the rate of 19% per annum, compounded daily. Michael Pope, who currently serves as a non-independent director on our Board, is the chief executive officer of J.J. Astor & Co. Management. In addition, J.J ASTOR is beneficially owned, directly or indirectly, by a private investment fund managed by Mr. Pope. Our Audit Committee and Board of Directors have reviewed the terms of the transaction and have deemed the terms to be on an arms-length basis.

RELATED PARTY TRANSACTION POLICY

Our Audit Committee Charter provides that our Audit Committee will be responsible for reviewing and approving in advance any related party transaction. Transactions requiring such pre-approval will include, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

36	2025 PROXY STATEMENT

Questions and Answers About the Meeting

WHY AM I RECEIVING THESE MATERIALS?

You are receiving these materials because you were a shareholder of Boxlight Corporation (the “Company” or “Boxlight”) as of June 11, 2025 (the “Record Date”), which is the record date of our 2025 Annual Meeting of Shareholders, which will be held online on Friday, August 8, 2025 at 11:00 am ET at www.virtualshareholdermeeting.com/BOXL2025.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

PROPOSAL 1: ELECTION OF DIRECTORS
The board of directors recommends that you vote FOR each director nominee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The board of directors recommends that you vote FOR the ratification of FORVIS MAZARS, LLP.

PROPOSAL 3: EXECUTIVE COMPENSATION
The board of directors recommends that you vote FOR the approval of the Company’s executive compensation, on an advisory basis.

PROPOSAL 4: AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK TO 25,000,000
The board of directors recommends that you vote FOR the approval to amend the Company’s Articles of Incorporation to increase the number of shares of Common Stock authorized from 3,750,000 to 25,000,000.

BOXLIGHT CORPORATION	37

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

You can vote your shares of Class A common stock if our records show that you owned the shares on the Record Date. As of the close of business on the Record Date, a total of 2,649,936 shares of Class A common stock are entitled to vote at the Annual Meeting. Each share of Class A common stock is entitled to one vote on all matters presented at the Annual Meeting.

WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING VIRTUALLY?

To attend the meeting online, you will need to log into our 2025 Annual Meeting approximately 10-15 minutes before the start of the meeting, which commences at 11:00 am ET on Friday, August 8, 2025, at www.virtualshareholdermeeting.com/BOXL2025. You may attend as a shareholder, which will entitle you to vote and ask questions, or you may attend as a guest.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

SHAREHOLDERS OF RECORD (SHARES REGISTERED IN YOUR NAME):

You hold your shares directly and may vote your shares in accordance with the instructions on your proxy card.

BENEFICIAL OWNERS (SHARES REGISTERED IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE):

If your shares of our Class A common stock are held by a broker, bank, or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the Annual Meeting. However, your shares will not be voted on any “non-routine” matters. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

We believe the following proposals are “routine” matters under Nasdaq rules to be acted upon at the Annual Meeting:

●	Proposal 2: Ratification of the appointment of FORVIS MAZARS, LLP as the Company’s independent auditor for fiscal year ending December 31, 2025.

●	Proposal 4: To amend the Company’s Articles of Incorporation to increase the number of authorized shares of Class A common stock from 3,750,000 to 25,000,000.

All other matters to be acted upon at the Annual Meeting are “non-routine” matters. As such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on the following “non-routine” matters:

●	Proposal 1: Election of the four directors named in this Proxy Statement.

●	Proposal 3: To approve (on an advisory basis) the Company’s executive compensation.

38	2025 PROXY STATEMENT

HOW DO I VOTE AND WHAT ARE THE VOTING DEADLINES?

SHAREHOLDERS OF RECORD (SHARES REGISTERED IN YOUR NAME):

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode available on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on August 7, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VIA THE INTERNET

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on August 7, 2025. Have your proxy card in hand when you call and then follow the instructions.
BY TELEPHONE

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
BY MAIL

Attend the virtual meeting by going to www.virtualshareholdermeeting.com/BOXL/2025 and logging in using the information contained on your proxy card.
AT THE VIRTUAL MEETING

In order for your vote to count, you must vote by August 7, 2025 at 11:59 pm ET. After that, the only way to cast your vote will be by attending the virtual meeting on Friday, August 8, 2025 at 11:00 am ET.
DEADLINE

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

SHAREHOLDERS OF RECORD (SHARES REGISTERED IN YOUR NAME):

Yes. You can revoke your proxy vote at any time before it is exercised at the Annual Meeting in any of these three ways:

●	by submitting written notice revoking your proxy card to the Secretary of the Company;
●	by submitting another proxy via the Internet or by mail that is dated after your original proxy vote and, if by mail, it is properly signed; or
●	by attending the Annual Meeting online and voting at that time.

BOXLIGHT CORPORATION	39

WHAT IS THE EFFECT OF GIVING A PROXY?

WHICHEVER METHOD YOU USE TO TRANSMIT YOUR VOTING INSTRUCTIONS, YOUR SHARES OF BOXLIGHT CLASS A COMMON STOCK WILL BE VOTED AS YOU DIRECT. IF YOU DESIGNATE THE PROXY NAMED ON THE PROXY CARD TO VOTE ON YOUR BEHALF, BUT DO NOT SPECIFY HOW TO VOTE YOUR SHARES, THEY WILL BE VOTED AS FOLLOWS:

●	Proposal 1: FOR ALL NOMINEES for the election of directors;
●	Proposal 2: FOR the ratification of the appointment of FORVIS MAZARS, LLP as the Company’s independent auditor for fiscal year ending December 31, 2025;
●	Proposal 3: FOR the approval (on an advisory basis) the Company’s executive compensation;
●	Proposal 4: FOR the approval to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Class A common stock from 3,750,000 to 25,000,000; and
●	For any other matters that may arise at the Annual Meeting, such matters will be voted in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting.

If you vote in advance using one of the methods described above, then you may still attend and vote at the meeting. Please see Revoking a Proxy below for additional details.

If you vote your proxy, your vote must be received by 11:59 p.m. U.S. Eastern Standard Time on August 7, 2025 in order for your vote to be counted.

40	2025 PROXY STATEMENT

WHAT ARE THE EFFECTS OF ABSTENTIONS AND BROKER NON-VOTES?

Abstentions and broker-non-votes will be counted for purposes of determining the presence of quorum but will have no effect on the outcome of the votes for Proposals 1, 2 and 3 set forth in the Proxy Statement. However, abstentions and, in the event that Proposal 4 is deemed “non-routine” under Nasdaq continued listing rules, broker non-votes, if any, will have the effect of a vote “against” Proposal 4.

An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

WHAT IS A QUORUM?

Under our amended and restated bylaws, a quorum at all meetings of our shareholders requires 45% of the holders of our shares of capital stock entitled to vote, represented in person or by proxy.

HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

Proposal 1 requires a plurality of the combined voting power of the shares present in person or represented by proxy and entitled to vote to elect each nominee as a director. Each of Proposal 2 and Proposal 3 requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote for approval of each proposal. Proposal 4 requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Class A common stock. Accordingly, abstentions and, in the event that Proposal 4 is deemed “non-routine” under Nasdaq continued listing rules, broker non-votes, if any, will have the effect of a vote “AGAINST” this Proposal 4.

HOW ARE PROXIES SOLICITED FOR THE ANNUAL MEETING AND WHO IS PAYING FOR SUCH SOLICITATION?

The board of directors of the company is soliciting your vote for the Annual Meeting and the Company will be paying for such solicitation. In addition to sending you these materials and posting them on the internet, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to shareholders.

WHAT DOES IT MEAN IF I RECEIVED MORE THAN ONE NOTICE?

This may be in error or otherwise reflect that you hold shares in different names. In addition, we may send reminders to ensure that shareholders vote their shares.

BOXLIGHT CORPORATION	41

I SHARE AN ADDRESS WITH ANOTHER SHAREHOLDER, AND WE RECEIVED ONLY ONE PAPER COPY OF THE PROXY MATERIALS. HOW MAY I OBTAIN AN ADDITIONAL COPY OF THE PROXY MATERIALS?

You may contact us at Investor Relations, Boxlight Corporation, 2750 Premiere Parkway, Suite 900, Duluth, Georgia 30097 or by email at investor.relations@boxlight.com.

I SHARE AN ADDRESS WITH ANOTHER SHAREHOLDER, AND WE RECEIVED MULTIPLE PAPER COPIES OF THE PROXY MATERIALS BUT ONLY WANT TO RECEIVE ONE IN FUTURE YEARS?

Shareholders of record residing at the same address and currently receiving multiple copies of the proxy materials may contact us at Investor Relations, Boxlight Corporation, 2750 Premiere Parkway, Suite 900, Duluth, Georgia 30097 or by email at investor.relations@boxlight.com. to request that only a single copy of the proxy materials be mailed in the future.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

We will be filing with the Securities and Exchange Commission a Current Report on Form 8-K reporting the results of the Annual Meeting. This Current Report should be filed within four business days of the Annual Meeting.

FISCAL YEAR 2024 ANNUAL REPORT AND SEC FILINGS

We file annual and quarterly reports, proxy statements and other information with the SEC. Our public filings are available from commercial document retrieval services and at the internet web site maintained by the SEC at www.sec.gov. You may request a free copy of our Annual Report on Form 10-K by contacting us at Investor Relations, Boxlight Corporation, 2750 Premiere Parkway, Suite 900, Duluth, Georgia 30097 or by email at investor.relations@boxlight.com.

COMPANY WEBSITE

The Company’s Annual Report on Form 10-K is available on our website at www.boxlight.com.

42	2025 PROXY STATEMENT

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Any proposal intended to be considered for inclusion in the Company’s proxy materials relating to the Company’s 2026 annual meeting of shareholders must be received by the Secretary of the Company, in writing, not later than February 17, 2026. Any such shareholder proposal must meet all the requirements for inclusion established by the Securities and Exchange Commission in effect at the time, including Rule 14a-8 of the Exchange Act.

Any other proposal to nominate a candidate for director or propose any other business at the Company’s 2026 annual meeting of shareholders must be received, in writing, by the Secretary of the Company no later than 90 nor more than 120 days before the meeting (which deadline is currently expected to be between April 10, 2026 and May 10, 2026, respectively); provided, however, that in the event that the date of the Company’s 2026 annual meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the Company’s 2025 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the Company’s 2026 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the Company’s 2026 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the Company’s 2026 annual meeting of shareholders is first made. The written notice provided to the Secretary of the Company must meet the requirements of, and be in compliance with, the Company’s bylaws, as well as Rule 14a-19 of the Exchange Act for a proposal to nominate a candidate for director. Because the advance notice provisions of the Company’s bylaws require earlier notice than Rule 14a-19, all notices required under Rule 14a-19 must also be received by our Corporate Secretary not later than the close of business on May 10, 2026.

Proposals should be addressed to Attention: Greg Wiggins/Chief Financial Officer, Boxlight Corporation, 2750 Premiere Parkway, Ste. 900, Duluth, Georgia 30097.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of initial statements of ownership and statements of changes in ownership of our Common Stock with the SEC. To the Company’s knowledge, based solely on the information furnished to the Company, all directors, executive officers, and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2024, except for the late Form 4 filings by each of Mr. Nance, Mr. Marklew, and Mr. Wiggins for exempt transactions with respect to shares of stock withheld to pay the employee’s tax obligations upon the vesting of restricted stock units on May 30, 2024.

Supplemental Information about Financial Measures

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles (“GAAP”) with EBITDA and Adjusted EBITDA, both non-GAAP financial measures of earnings.

EBITDA represents net loss before income tax expense, interest expense, net, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA, adjusted for stock compensation expense and changes in fair value of derivative liabilities, purchase accounting impact for fair valuing inventory and deferred revenue, impairment of goodwill, and severance charges. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing results of operations, which include large non-cash amortizations of intangibles assets from acquisitions. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

BOXLIGHT CORPORATION	43

The following table contains reconciliations of net losses to EBITDA and adjusted EBITDA for the periods presented.

Reconciliation of net loss for the years ended

December 31, 2024 and 2023 to EBITDA and Adjusted EBITDA

Reconciliation of net loss for the three months and year ended December 31, 2024 and 2023 to EBITDA and Adjusted EBITDA

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023
Net loss	$(28,335)	$(39,156)
Depreciation and amortization	20,529	8,859
Interest expense	10,252	10,840
Income tax (benefit) expense	(1,909)	1,866
EBITDA	537	(17,591)
Stock compensation expense	$1,389	$3,131
Change in fair value of derivative liabilities	(205)	(267)
Purchase accounting impact of fair valuing inventory	225	448
Purchase accounting impact of fair valuing deferred revenue	939	1,649
Impairment of Goodwill	—	25,195
Severance charges	1,383	—
Adjusted EBITDA	$4,268	$12,565

44	2025 PROXY STATEMENT

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V76132-P35620 ! ! ! 3) Rudolph F. Crew 4) Tiffany Kuo For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. BOXLIGHT CORPORATION 2750 PREMIERE PARKWAY DULUTH, GA 30097 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on August 7, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BOXL2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on August 7, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BOXLIGHT CORPORATION Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors. Nominees: 1) Dale Strang 2) Michael Pope The Board of Directors recommends you vote FOR the following: 2. To ratify appointment of FORVIS MAZARS, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. To approve (on an advisory basis) the Company’s executive compensation. 4. To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Class A common stock from 3,750,000 to 25,000,000. 5. To transact any other business as may properly be presented at the Annual Meeting or any adjournment thereof. The Board of Directors recommends you vote FOR the following proposals: ! ! ! SCAN TO VIEW MATERIALS & VOTEw

V76133-P35620 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. The Annual Meeting of Shareholders of Boxlight Corporation, a Nevada Corporation ("Company"), will be held virtually on August 8, 2025 at 11:00 a.m. (ET), at www.virtualshareholdermeeting.com/BOXL2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS OF BOXLIGHT CORPORATION TO BE HELD ON AUGUST 8, 2025 AT 11:00 AM ET By this Proxy, the undersigned shareholder of Boxlight Corporation hereby appoints Dale Strang and Greg Wiggins, and each of them, with full power of substitution, as their proxy to represent and vote all of the undersigned’s shares of Class A Common Stock of Boxlight Corporation held of record by the undersigned on June 11, 2025, at the Annual Meeting of Shareholders to be held on August 8, 2025 at 11:00 A.M. ET, or any adjournment or postponement thereof, as designated on the reverse side of the Proxy. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, those shares will be voted FOR the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. The Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. The undersigned understands that this Proxy confers discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. Continued and to be signed on reverse side